"GRANT_DATE"

"FIRST_NAME" "MIDDLE_NAME" "LAST_NAME"
"ADDRESS_LINE_1"
"CITY", "STATE" "ZIP_CODE"

RE: Letter Agreement dated "GRANT_DATE", Restricted Stock Number "NUM"
Grant of Restricted Stock (the "Agreement")

Dear "FIRST_NAME":

I am pleased to advise you that on "GRANT_DATE" (the "Date of Grant"), and pursuant to the First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan (the "Director Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") has approved a grant to you of a "Restricted Shares Award" (the "Director Award"). The Director Award provides you with the opportunity to earn "SHARES" shares of the Company's Common Stock.

The Director Award is subject to the terms and conditions of the Director Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1) Award

    The Company hereby grants to you a Director Award of "SHARES" shares of Common Stock, subject to the restrictions and other conditions set forth herein. Such shares are referred to in this Letter Agreement as the "Restricted Shares." Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated subject to Sections (2) and (3). Within a reasonable time after the date of this Director Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

    As promptly as practical after the date on which a portion or all of the Restricted Shares vest under this Agreement, the Company shall instruct the transfer agent to transfer the number of vested Restricted Shares to an unrestricted account over which only you have control.

(2) Restrictions; Vesting

Except as otherwise provided in paragraph (3) below, the Restricted Shares shall vest and become fully transferable on May 21, 2009. In the event of your death, disability or retirement (as defined below), all restrictions on any unvested Restricted Shares will lapse and all such unvested Restricted Shares will become immediately vested and transferable in full and the provision of Section 1(b) shall apply. If you cease to be a director for any other reason, except as otherwise provided in paragraph (3), prior to the full vesting of the Restricted Shares, all non-vested Restricted Shares shall be immediately forfeited and all your rights hereunder shall terminate. Retirement means termination of your membership on the First Midwest Bancorp, Inc. Board of

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Directors at the expiration of your term of office (unless you are then elected for another term of office), or under such other circumstances as the Board may determine to constitute retirement.

(3) Merger, Consolidation or Change in Control

In the event of a Change in Control, all restrictions on the Restricted Shares will lapse and the Restricted Shares shall be vested and fully transferable and the provisions of Section 1(b) shall apply. For purposes of this Letter Agreement, "Change in Control" shall be as defined in Section 14 of the Company' Omnibus Stock and Incentive Plan (the "Omnibus Plan"), provided that notwithstanding the provisions of Section 14(c) of the Omnibus Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

(4) Non-Transferability

Subject to the terms of this Agreement, this Director Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.

(5) Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Director Award. In addition, because of your status as a director of the Company, prior to any sale of such shares, you should consult with the Company's Corporate Secretary with respect to the implications of the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934.

Additional information regarding these rules will be provided to you, on request, from the Company's Corporate Secretary.

(6) Stockholder Rights

Upon the effective date of the book entry pursuant to paragraph (1), you shall have all of the rights of a stockholder with respect to the Restricted Shares, including, the right to vote the shares and to receive all cash dividends or other cash distributions paid or made available with respect to such shares. The Restricted Shares are not subject to or eligible for inclusion in the First Midwest Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. As a result, as of each dividend date declared by the Company, with respect to the Restricted Shares, a dollar amount equal to the amount of the dividend paid on the Restricted Shares held by you as of the close of business on the record date for such dividend shall be paid directly to you in cash.

(7) Tax Consequences

No federal or state income taxes or FICA/Medicare taxes will be withheld by the Company upon lapse of the Director Award restrictions. Information regarding tax consequences of the Director Award will be provided to you.

(8) Miscellaneous

Nothing herein confers any right or obligation on you to continue as a director of the Company. Nothing herein shall create any right for you to receive, or obligation on the part of the Company grant to you, any future Director Awards under the Director Plan. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(9) Conformity with Plan

    The Director Award is intended to conform in all respects with the Director Plan. Inconsistencies between this Agreement and the Director Plan shall be resolved in accordance with the terms of the Director Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Director Plan. Except as otherwise expressly provided herein, all definitions stated in the Director Plan shall be fully applicable to this Letter Agreement.

    Any action taken or decision made by the Compensation Committee of the Company's Board of Directors arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Director Plan, shall lie within sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Agreement shall be binding upon your heirs, executors, administrators and successors.

    This Agreement shall be construed and interpreted in accordance with the laws of the Sate of Delaware.

To confirm your understanding and acceptance of the Director Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the Beneficiary Designation Form and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

John M. O'Meara
Chairman and Chief Executive Officer
First Midwest Bancorp, Inc.